UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under §240.14a-12

TALLGRASS ENERGY, LP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following communication was made available by Tallgrass Energy, LP (“TGE”) on its website, www.tallgrassenergy.com, beginning on February 25, 2020.

We’re a midstream infrastructure company, transporting crude oil and natural gas from some of the nation’s most prolific basins in the Rocky Mountains, Upper Midwest and Appalachian regions with access to major demand markets in the Rockies, the Midwest, eastern Ohio and points in between. Since our inception, we’ve built a strong portfolio of integrated transportation, storage, terminal, water management, gathering, processing and treating assets to support our customers, increase value and deliver outstanding long-term returns for our investors. Critical Infrastructure.

BNN CES Ohio

In 2019, we acquired Central Environmental Services, a water disposal provider serving E&P companies in the Marcellus and Utica. With that acquisition, BNN is an industry-leading water services provider serving seven North American shale basins. Through BNN Appalachia Water Infrastructure Network, BNN is developing a produced water infrastructure network to support producers in the Marcellus and Utica. The pipeline is strategically located and offers significant logistical efficiencies over existing truck routes. By reducing truck traffic, and optimizing water recycling options, the BNN system is more environmentally friendly, improves road safety and minimizes road damage.

Pony Express Expansion

We continued to optimize the Pony Express system by connecting more volumes in the D-J and Powder River basins. The Hereford Lateral extended Pony's reach deep into the D-J in northern Weld County, Colo., and from Hereford, PXP is extending to Carpenter in Wyoming in 2020. We placed the Platteville Extension in service, along with the associated Grasslands Terminal, nearly doubling the capacity of the Platteville Extension with available horsepower.

Powder River Gateway

We closed the expansion of our joint venture with Silver Creek Midstream, which operates the Powder River Gateway system in the heart of the Powder River Basin. Tallgrass owns 51 percent of and operates the JV, which consists of the Powder River Express Pipeline, Iron Horse Pipeline and the terminal assets at Guernsey, Wyo. The Powder River Basin is an important growth area and a strategic supply point for our crude oil businesses.

54%
Natural Gas Transportation

34%
Crude Oil Transportation

12%
G&P and Terminalling

Note: Represents Adjusted EBITDA by segment for 2019.


Chicago
Illinois
Indiana
Indianapolis
Ohio
Cleveland
Columbus
Clarington
Lebanon
Cincinnati
BNN Eastern
St. Louis
BNN CES Ohio
Seneca
REX
Chandlersville
Clarington
CES Ohio
Ohio
West Virginia

TALLGRASS SYSTEM MAP

Crude Oil
- Pony Express Pipeline
- Iron Horse Pipeline
- Powder River Express Pipeline
- Oil Terminal
- Connected Third Party Refinery

Natural Gas
- Rockies Express Pipeline
- Lease of Overthrust Pipeline Capacity
- Tallgrass Interstate Gas Transmission
- TIGT Off System Transport Capacity
- TIGT Gas Storage Field
- Trailblazer Pipeline Company

Gathering and Processing
- Tallgrass Midstream Facilities
- Tallgrass Midstream Gathering

Natural Gas Liquids
- TMID NGL Pipeline

Water
- BNN Water Solutions

TALLGRASS ENERGY, LP 1

LETTER TO TGE SHAREHOLDERS Before I look back at our commercial and operational accomplishments in 2019, I want to take a moment to acknowledge the strong legacy David Dehaemers left behind when he retired as CEO late last year. Under Dave’s leadership, Tallgrass grew into an amazing cache of energy infrastructure assets that will serve the country for years to come. In January 2019, Blackstone Infrastructure Partners and its affiliates agreed to purchase TGE’s general partner and an approximately 44 percent economic interest in Tallgrass. That transaction closed in March, and we gained what we view as an ideal partner in Blackstone. Their scale, access to substantial long-term capital, and investment expertise across our industry will be extremely beneficial to Tallgrass as we continue to invest capital in accretive growth opportunities. TGE’s board of directors received a proposal from Blackstone in August expressing a desire to acquire all of the outstanding Class A shares in TGE and to take the company private. The Board formed a Conflicts Committee consisting of independent directors of the Board to consider the proposal. In mid-December, TGE entered into a definitive merger agreement that would allow Blackstone Infrastructure Partners and its affiliates (including Enagas, GIC, NPS and USS) to acquire all of the publicly held outstanding Class A shares of TGE for $22.45 in cash per share. A Conflicts Committee consisting of independent members of TGE’s board of directors negotiated the transaction, determined it was in the best interests of TGE and its public shareholders and unanimously approved the transaction. The transaction is expected to close in the second quarter of 2020, pending satisfaction of customary conditions including approval of the merger by shareholders. Pursuant to the merger agreement, TGE agreed not to pay distributions while the transaction is pending. Upon the transaction closing, TGE will cease to be publicly traded. We will be sending shareholders a proxy statement including detailed disclosures about the proposed transaction. Now, let’s take a look at some significant events and accomplishments from 2019. Commercial Highlights Crude Oil Transportation Segment > Secured additional pipeline commitments to expand Pony Express to 450 MBbl/d. > Placed the Iron Horse pipeline into service in the Powder River Basin. > Placed the PXP Hereford Extension into service in the D-J Basin. > As of January 2020 we have contracted approximately 195 MBbl/d of take-or-pay transportation commitments on Pony beyond 2021. > Reached FID on the Carpenter Extension into Wyoming. > PXP is running full, and over the year we achieved several all-time high daily throughput levels. Natural Gas Transportation Segment > Began construction on the Cheyenne Connector pipeline and REX Cheyenne Hub Enhancement projects; Cheyenne Connector will play an integral role in debottlenecking the D-J Basin and the Hub Enhancement project will allow up to 1 bcf/d of gas access to REX. > Reached FID on the Guernsey, Ohio, power plant connection, a proposed 300 Mdth/d load off of REX. > REX renewed long-term commitments from several legacy shippers after their contracts terminated in November 2019. REX will continue to be a key outlet for production in the Rockies, and as such is actively negotiating additional longterm commitments with several other counterparties. > In partnership with our customers, successfully settled rate cases for both TIGT and Trailblazer, avoiding costly litigation. > Trailblazer is sold out. About 85 percent of capacity is under negotiated rate agreements that were extended through at least 2026. Gathering, Processing and Terminalling Segment Tallgrass Terminals > Reached a key Plaquemines Liquids Terminal milestone by securing a consistency determination and MOU with Louisiana’s Coastal Protection and Restoration Authority. > Reduced the number of trucks on the road and increased volume potential on Pony Express by connecting new gathering systems, including Taproot, Outrigger, ARB, Rocky Mountain Midstream (Williams) and Oxy. 2 2019 was an eventful year—one that perhaps set the stage for transformational change at Tallgrass Energy. As part of that change, I’m penning my first letter to shareholders as the company’s new CEO. I’m sincerely humbled as I consider the significance of that. It has been my privilege to be associated with these assets and this team for nearly 12 years, including my time with the assets under prior management. Time and again, Tallgrass employees have come together as a team to create and execute winning business strategies. I am eager to build on this strong track record and guide the way to an even more promising future.

TMID > Signed a Powder River Basin agreement for 36,000 net acreage dedication with the potential to grow. > Increased PRB gathering average annual volumes into Douglas Plant from 38 MMcf/d to 50 MMcf/d. Water Business > Entered the Marcellus/Utica and now serve seven North American shale basins. > Through acquisitions and green field development, BNN increased customer base by 45 percent; customers include 139 unique clients. Sustainability We are committed to operating safely and responsibly. This commitment does not stop with our goal of zero unsafe behaviors. It extends to how we manage our balance sheet for financial strength and stability, how we attract, retain and develop employees, how we nurture long-term customer relationships, how we treat the people we encounter in the communities we touch and how we strive to preserve our world for future generations. Through our membership in The Environmental Partnership, we have voluntarily committed to further reduce methane and other emissions (see page 4). We’re also actively working with the Blackstone Sustainability Group to assess systems, equipment, and processes to identify and implement changes to improve the overall efficiency and reliability of our assets. This review ranges from quick fixes such as simple HVAC system improvements to major equipment modifications like Waste Heat Recovery that has the potential to generate up to 197,000 MWh of energy annually from turbine generator waste heat alone. The waste heat recovery effort is modeled after an existing application at a Trailblazer compressor station that has been operating successfully for more than 12 years. Our water business, BNN, is commercializing BNN Appalachia Water Infrastructure Network, which will significantly reduce truck traffic while promoting the reuse of produced water—in turn reducing freshwater demand and disposal requirements. BNN also is working with a major E&P company to develop a commercially viable water treatment system that allows produced water to be treated to a freshwater standard allowing for discharge or use in other industries. BNN’s extensive water distribution and gathering pipelines across multiple basins help keep trucks off the road, mitigating the substantially higher risk and environmental footprint of trucking. Finally, by quickly and efficiently fixing any leak on our natural gas gathering system, we have reduced lost and unaccounted for volumes on the system from about 11 percent in 2017 when we purchased the assets to less than 2 percent. We plan to strengthen these and other sustainability efforts in the years to come. Looking Ahead Looking ahead, we will continue to pursue a prudent growth plan fueled by organic opportunities and acquisitions. I look forward to working with our outstanding leadership team to continue to bring value to our customers, our employees, investors, business partners and communities. The growth we’ve enjoyed in the past and the growth we hope to achieve in the future comes from the hard work and dedication of everyone on the Tallgrass team. Without them, none of this is possible. I want to thank them for their passion and commitment. I also want to thank our customers, suppliers, shareholders, neighbors, regulators and everyone who continues to support our company. We look forward to a prosperous future together. William R. Moler Chief Executive Officer TALLGRASS ENERGY, LP 3 For additional information regarding TGE, please reference TGE’s annual report on Form 10-K for the year ended December 31, 2019 and its other filings with the SEC, which are available as detailed below. Additional Information and Where to Find It In connection with the proposed transaction referred to in this material, TGE filed a preliminary proxy statement with the SEC on January 21, 2020, which was amended on February 11, 2020, and intends to file other materials with the SEC, including a proxy statement in a definitive form. TGE also expects to mail or otherwise provide to its shareholders such proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, TALLGRASS’ SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed with the SEC (when available) by TGE through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by TGE will be available free of charge on TGE’s website at www.tallgrassenergy.com, in the “Investors” tab near the top of the page, or by contacting TGE’s Investor Relations Department at 1-913-928-6012. Participants in the Solicitation TGE and its general partner’s directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of TGE’s general partner may be found in its 2019 Form 10-K filed with the SEC on February 12, 2020 and any subsequent statements of changes in beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

SUMMARY FINANCIAL INFORMATION Year Ended December 31, (in thousands) 2019 Net income attributable to TGE $ 248,809 Add: Interest expense, net(1) 161,429 Depreciation and amortization expense(1) 127,503 Distributions from unconsolidated investments 470,981 Non-cash compensation expense 31,563 Income tax expense(1) 70,578 Net income attributable to Exchange Right Holders 193,961 Deficiency payments, net(1) 16,992 Non-cash loss related to derivative instruments 272 Loss on disposal of assets(1) 354 Less: Equity in earnings of unconsolidated investments (325,385) Other non-cash (gain) (724) Adjusted EBITDA $ 996,333 Less: Cash interest cost(1) (155,174) Maintenance capital expenditures, net(1) (42,287) Current income tax expense(1) (672) Cash Available for Dividends $ 798,200 (1) Net of noncontrolling interest associated with less than wholly owned subsidiaries of Tallgrass Equity. Through its membership in The Environmental Partnership, Tallgrass has voluntarily committed to implement strategies and tactics designed to further reduce methane and volatile organic compound emissions across our assets using proven technologies. The Environmental Partnership is an organization comprised of companies committed to continuously improve the industry’s environmental performance. 4 $872 $797 Gathering, Processing, and Terminalling Crude Oil Transportation TIGT & Trailblazer Rockies Express $996 Tallgrass Energy Adjusted EBITDA* 2018 2019 2017 2016 $709 2015 $580 2014 $292 2013 $231 (in millions) * Represents Tallgrass Energy Adjusted EBITDA across the Tallgrass Energy Family of Companies. Reconciliations of this non-GAAP metric for 2013-2018 are available in the presentation dated 8/14/2019 under the Webcasts & Presentations section at www.tallgrassenergy.com.

Information Concerning Forward-Looking Statements

This communication contains forward-looking statements. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include the expected consideration to be received in connection with the closing of the proposed transaction, whether the proposed transaction will be consummated before the end of the second quarter of 2020 or at all, whether any of the conditions to the merger will be satisfied, and the effect of the announcement or consummation of the proposed transaction on TGE’s business relationships (including, without limitation, customers and employees), operating results and business generally. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TGE, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TGE with the SEC.

Any forward-looking statement applies only as of the date on which such statement is made and TGE does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.